UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
July 1, 2021

PRA Health Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36732	46-3640387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4130 ParkLake Avenue Suite 400 Raleigh, NC 27612 (919) 786-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Name of exchange on which registered	Trading symbol(s)
Common Stock, $0.01 par value	Nasdaq Global Select Market	PRAH

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introduction

As previously disclosed, PRA Health Sciences, Inc. (“PRA” and, following the consummation of the Merger, the “U.S. Borrower”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 24, 2021, with ICON plc, a public limited company in Ireland (“ICON”), ICON US Holdings Inc., a Delaware corporation and subsidiary of ICON (“US HoldCo”), and Indigo Merger Sub, Inc., a Delaware corporation and subsidiary of ICON and US HoldCo (“Merger Sub” and, prior to the consummation of the Merger, the “U.S. Borrower”). On July 1, 2021 (the “Closing Date”), upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into PRA (the “Merger”), with PRA surviving as a subsidiary of ICON and US HoldCo (the “Surviving Corporation”).

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Credit Facilities

On the Closing Date, ICON Luxembourg, S.À R.L., a société à responsabilité limitée incorporated and existing under Luxembourg law, having its registered office at 61, rue de Rollingergrund, L-2440, Luxembourg and registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B66588 (the “Lux Borrower”), ICON Clinical Investments, LLC, a Delaware limited liability company (the “Lux U.S. Subsidiary Borrower”), Merger Sub (which, after giving effect to the Merger on the Closing Date, shall be succeeded by PRA), and ICON, entered into a credit agreement with Citibank, N.A., as administrative agent, Citibank, N.A., London Branch, as collateral agent, the other borrowers party thereto from time to time, the subsidiary guarantors party thereto from time to time and lenders party thereto from time to time (the “Credit Agreement”) providing for a senior secured first-lien term loan facility borrowed by the Lux Borrower and the Lux U.S. Borrower in an initial aggregate principal amount of $4,415 million (the “Lux Term Loan Facility”), a senior secured first-lien term loan facility borrowed by the U.S. Borrower in an initial aggregate principal amount of $1,100 million (the “U.S. Term Loan Facility” and, together with the Lux Term Loan Facilities, the “Term Loan Facilities”) and a senior secured first-lien revolving loan facility available to the Lux Borrower, the U.S. Borrower and certain other subsidiaries of ICON in an initial aggregate principal amount of $300 million (the “Revolving Loan Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The proceeds of the Term Loan Facilities were used to (x) repay in full (i) PRA’s existing credit facilities and (ii) Icon Investments Five Unlimited Company’s Series A Notes and Series B Notes outstanding and (y) fund, in part, the Merger. The Term Loan Facilities will mature in July 2028 and the Revolving Loan Facility will mature in July 2026.  As of the Closing Date, the Revolving Loan Facility was undrawn, other than certain letters of credit issued on the Closing Date.

Borrowings under the Term Loan Facility amortize in equal quarterly instalments in an amount equal to 1.00% per annum of the principal amount, with the remaining balance due at final maturity. The interest rate margin applicable to borrowings under the Term Loan Facilities will be, at the option of the Applicable Borrower (as defined in the Credit Agreement), either (1) the base rate (as described in the Credit Agreement) plus an applicable margin of 1.50% or (2) LIBOR plus an applicable margin of 2.50%, in each case, with a step down of 0.25% if the First Lien Net Leverage Ratio is equal to or less than 4.00 to 1.00. The Term Loan Facilities are subject to a LIBOR floor of 0.50%.

The interest rate margin applicable to borrowings under the Revolving Loan Facility will be, at the option of the Applicable Borrower, either (1) the base rate  plus an applicable margin of 1.00%, 0.60% or 0.25% based on ICON’s current corporate family rating assigned by S&P of BB- (or lower), BB or BB+ (or higher), respectively, or (2)  LIBOR plus an applicable margin of 2.00%, 1.60% or 1.25% based on ICON’s current corporate family rating assigned by S&P of BB- (or lower), BB or BB+ (or higher), respectively. The Revolving Loan Facility is subject to a LIBOR floor of 0.00%.  In addition, the lenders under the Revolving Loan Facility are entitled to (i) a commitment fee in an amount equal to 35% of the applicable margin for LIBOR loans on the undrawn commitments and (ii) a utilization fee in an amount equal to 0.10%, 0.20% or 0.40%, based on the average utilization of the Revolving Loan Facility, on the amount of the revolving commitments.

The Applicable Borrower may voluntarily prepay loans under the Term Loan Facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (other than a 1.00% premium on any prepayment in connection with a repricing transaction (as described in the Credit Agreement) prior to the date that is six months after the Closing Date).  The Borrowers will be required to make certain mandatory prepayments of the Term Loan Facilities in certain circumstances.

The Borrowers’ (as defined in the Credit Agreement) obligations under the Senior Secured Credit Facilities are guaranteed by ICON and the Subsidiary Guarantors (as defined in the Credit Agreement). The Senior Secured Credit Facilities are secured by a lien on substantially all of ICON’s, the Borrowers’ and each of the Subsidiary Guarantor’s assets (subject to certain exceptions), and the Senior Secured Credit Facilities will have a first-priority lien on such assets, which will rank pari passu with the lien securing the Notes (as defined below), subject to other permitted liens.

The Senior Secured Credit Facilities contain customary negative covenants, including, but not limited to, restrictions on the ability of ICON’s and its subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates.  In addition, the Revolving Credit Facility contains a financial covenant that requires ICON to maintain a Total Net Leverage Ratio (as defined in the Credit Agreement) of 5.75:1.00 prior to June 30, 2023 and 4.50:1.00 on and after June 30, 2023, subject to a step-down of 0.50:1.00 following a Material Acquisition (as defined in the Credit Agreement), which will be tested at the end of any fiscal quarter only if amounts are drawn under the Revolving Credit Facility (excluding cash collateralized and backstopped letters of credit) in excess of 30% of the Revolving Commitments.

The Senior Secured Credit Facilities provide that, upon the occurrence of certain events of default, the obligations thereunder may be accelerated. Such events of default will include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, change of control and other customary events of default.

The foregoing description of the Senior Secured Credit Facilities do not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Senior Secured Notes

On the Closing Date, Merger Sub issued $500,000,000 in aggregate principal amount of 2.875% Senior Secured Notes due 2026 (the “Notes”) in a private offering (the “Offering”). The Notes will mature on July 15, 2026 and will bear interest at a rate of 2.875%. The Notes were issued pursuant to an indenture, dated as of the Closing Date, by and among Merger Sub, ICON, certain subsidiaries of ICON and certain subsidiaries of PRA, as guarantors (collectively, the “Guarantors”) and Citibank, N.A., as trustee (the “Senior Secured Notes Indenture”). Pursuant to the Senior Secured Notes Indenture, PRA acknowledged its assumption of the rights and obligations of Merger Sub under the indenture and the Notes and the obligations of PRA, including the due and punctual payment of interest on the Notes, will be fully and unconditionally guaranteed, jointly and severally, on a senior secured first lien basis by the Guarantors.

The proceeds from the Offering, together with cash on hand and borrowings made under the Senior Secured Credit Facilities, were used to (i) fund the cash consideration payable by ICON for the Merger, (ii) refinance and repay certain existing indebtedness of ICON, its subsidiaries and PRA (the “Refinancing”) and (iii) pay fees and expenses related to the Merger, the Refinancing and the Offering. Upon the consummation of the Merger, ICON and certain of its direct and indirect subsidiaries agreed to guarantee the Notes on a senior secured basis which also guarantees the Senior Secured Credit Facilities.

The foregoing description of the Senior Secured Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Secured Notes Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the consummation of the Merger, PRA terminated all commitments and repaid in full all loans and outstanding interest and fees under its (i) Credit Agreement, dated as of October 28, 2019, among PRA, Pharmaceutical Research Associates, Inc., PNC Bank, National Association, as administrative agent, and the lenders party thereto, and (ii) Receivables Financing Agreement, dated as of March 22, 2016, among PRA Receivables LLC, PRA Holdings, Inc., The Toronto-Dominion Bank, PNC Capital Markets LLC and PNC Bank, National Association, as administrative agent and as lender, in each case, in accordance with the terms of the applicable agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
4.1	Indenture, dated as of July 1, 2021, by and among Indigo Merger Sub, Inc., PRA Health Sciences, Inc., the guarantors party thereto and Citibank, N.A., London Branch as trustee, notes collateral agent, paying agent, transfer agent and registrar.

10.1	Credit Agreement, dated as of July 1, 2021, by and among ICON Luxembourg, S.À R.L., ICON Clinical Investments, LLC, Indigo Merger Sub, Inc. (which, after giving effect to the Merger on the Closing Date, was succeeded by PRA Health Sciences, Inc.), ICON Public Limited Company, the other borrowers party thereto from time to time, the subsidiary guarantors party thereto from time to time, lenders party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., London Branch, as collateral agent.

104	Cover Page formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Health Sciences, Inc.

Dated: July 1, 2021	By:	/s/ Christopher L. Gaenzle
Name: Christopher L. Gaenzle
Title: Executive Vice President, Chief Administrative Officer and General Counsel